                                                                     Exhibit 4.8

                        PERRY ELLIS INTERNATIONAL, INC.

                         PLEDGE AND SECURITY AGREEMENT

                          Dated as of March 22, 2002

                                     From

                           The Grantors party hereto

                                      to

                      STATE STREET BANK AND TRUST COMPANY
                              as Collateral Agent

                               TABLE OF CONTENTS
                               ----- -- --------

Section                                                                     Page
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
Section 1.   Grant of Security.........................................       1
Section 2.   Security for Obligations..................................       2
Section 3.   Release of Collateral; Pledge of Additional Collateral....       3
Section 4.   Collateral Proceeds.......................................       5
Section 5.   Grantors Remain Liable....................................       5
Section 6.   Representations and Warranties............................       5
Section 7.   Further Assurances........................................       9
Section 8.   Post-Closing Changes; Collections on Licenses.............       9
Section 9.   Place of Perfection; Records..............................      10
Section 10.  Further Actions Regarding Collateral......................      10
Section 11.  Transfers and Other Liens.................................      12
Section 12.  Collateral Agent Appointed Attorney-in-Fact...............      12
Section 13.  Collateral Agent May Perform..............................      13
Section 14.  The Collateral Agent's Duties.............................      13
Section 15.  Remedies..................................................      14
Section 16.  Indemnity and Expenses....................................      15
Section 17.  Amendments; Waivers; Additional Grantors..................      16
Section 18.  Notices...................................................      16
Section 19.  Continuing Security Interest..............................      17
Section 20.  Execution in Counterparts.................................      17
Section 21.  Governing Law.............................................      17

Schedules

Schedule I   -  Jurisdiction of Formation, Chief Executive Offices and Federal
                Tax Identification Numbers of the Grantors
Schedule II  -  Trademarks
Schedule III -  Licenses

Exhibits

Exhibit A    -  Form of Security Agreement Supplement
Exhibit B    -  Form of Intellectual Property Security Agreement
Exhibit C    -  Form of Intellectual Property Security Agreement Supplement

                         PLEDGE AND SECURITY AGREEMENT

          PLEDGE AND SECURITY AGREEMENT dated as of March 22, 2002 (this "Agreement") made by Perry Ellis International, Inc., a Florida corporation (the "Company"), Jantzen Apparel Corp., a Delaware corporation ("Jantzen") and the Additional Grantors (as defined in Section 16) (the Company, Jantzen and the Additional Grantors being, collectively, the "Grantors"), to State Street Bank and Trust Company, a Massachusetts trust company as collateral agent (the "Collateral Agent") for holders of the Secured Obligations (as defined below).

          PRELIMINARY STATEMENTS.

          (1) The Company has issued $57,000,000 of its 9 1/2% Senior Secured Notes due 2009 and may issue additional notes (the "Additional Notes") provided that the aggregate principal amount of all notes does not exceed $75,000,000 (collectively, the "Senior Secured Notes"), pursuant to an Indenture dated as of March 22, 2002 (as supplemented from time to time, the "Indenture") among the Company, Jantzen and the Collateral Agent.

          (2) Pursuant to the Indenture, the Grantors are entering into this Agreement in order to grant to the Collateral Agent, for the equal and ratable benefit of the holders of the Senior Secured Notes (the "Secured Parties"), a security interest in certain personal property of the Grantors as provided herein, now owned or hereafter acquired, to secure, subject to the terms and conditions of this Agreement, the payment of all of the Grantors' obligations owing with respect to the Senior Secured Notes, the Indenture and the documents delivered in connection therewith (the "Debt Instruments").

          (3) Terms defined in the Indenture and not otherwise defined in this Agreement are used in this Agreement as defined in the Indenture. Further, unless otherwise defined in this Agreement or in the Indenture, terms used herein have the definitions ascribed to such terms in Article 8 or 9 of the Uniform Commercial Code in effect in the State of New York (the "N.Y. Uniform Commercial Code").

          NOW, THEREFORE, in consideration of the premises and in order to fulfill their obligations under the Debt Instruments, each Grantor hereby agrees with the Collateral Agent for the equal and ratable benefit of the Secured Parties as follows:

          Section 1.  Grant of Security.

          Each Grantor hereby assigns and pledges to the Collateral Agent for its benefit and the equal and ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent for its benefit and the equal and ratable benefit of the Secured Parties a security interest in, such Grantor's right, title and interest in and to the following, in each case, as to each type of property described below, owned by such Grantor, wherever located and existing on the date of this Agreement (collectively, the "Collateral"):

          (a) all trademarks, service marks, collective marks, trade dress, logos, slogans, designs, domain names, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, including, without limitation, the trademark registrations and trademark applications set forth in
     Schedule II hereto (as such Schedule II may be supplemented from time to time by supplements to this Agreement, each such supplement being in substantially the form of Exhibit C hereto (an "IP Security Agreement Supplement"), executed and delivered by such Grantor to the Collateral Agent from time to time), and all other marks registered in or applied for in the U.S. Patent and Trademark Office or in any office or agency of any State or Territory of the United States or any foreign country (but excluding any United States intent-to-use trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity and enforceability of such intent-to-use trademark applications under applicable law) and all rights therein provided by international treaties or conventions, all extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (the "Trademarks");

          (b) all agreements, permits, consents, orders and franchises, in each case relating to the Trademarks, including, without limitation, the license agreements set forth in Schedule III (as such Schedule III may be supplemented from time to time by IP Security Agreement Supplements executed and delivered by such Grantor to the Collateral Agent from time to time or otherwise), and all proceeds, income, royalties and other payments now or hereafter due and/or payable with respect thereto, subject, in each case, to the terms of such agreements, permits, authorizations and franchises (the "Licenses");

          (c) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to the Collateral with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

          (d) all proceeds of collateral for, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (c) of this Section 1 and, to the extent not otherwise included, all (i) payments under insurance with respect to the Collateral (whether or not the Collateral Agent is the loss payee thereof), or any damages, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) cash proceeds of the foregoing Collateral.

          Section 2.  Security for Obligations.

          This Agreement secures the payment of all obligations of each Grantor now or hereinafter existing under the Debt Instruments, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the "Secured Obligations").

          Section 3.  Release of Collateral; Pledge of Additional Collateral

          (a) Upon (i) any Collateral Sale (as defined in the Indenture) of any item of Collateral of any Grantor in accordance with the terms of the Indenture, or (ii) the making of a Collateral Sale Proceeds Offer (as defined in the Indenture), the Collateral Agent will, at such Grantor's request and expense, take all necessary actions to release such item of Collateral from the security interest granted under this Agreement; provided, however, that:

          (1) at the time of such request and such release no Default (as defined in the Indenture) shall have occurred and be continuing under the Indenture;

          (2) such Grantor shall have delivered to the Collateral Agent, at least 10 Business Days prior to the date of the proposed release, (i) a written request for release describing the item of Collateral and the terms of the Collateral Sale in reasonable detail, including, without limitation, the price and any expenses incurred in connection with the transaction, (ii) a form of release for execution by the Collateral Agent and (iii) an Officers' Certificate (as defined in the Indenture) stating (A) that the Collateral Sale is in compliance with the Indenture; (B) except where the Collateral is cash, the Collateral Fair Market Value (as defined in the Indenture) of the item of Collateral to be released, and (iii) other matters as the Collateral Agent may reasonably request; and

          (3) the proceeds of any such Collateral Sale required to be applied, or any payment to be made in connection therewith, in accordance with the Indenture, to the extent so required, be paid.

          (b) Upon any sale, transfer or other disposition of any license agreement or the right to receive royalties or payments under such license agreements of any Grantor in accordance with the provisions of the Indenture to a Foreign Subsidiary (as defined in the Indenture), the Collateral Agent will, at such Grantor's request and expense, take all necessary actions to release such item of Collateral from the security interest granted under the Security Agreement; provided, however, that:

          (1) at the time of such request and such release, no Default shall have occurred and be continuing under the Indenture;

          (2) such Grantor shall have delivered to the Collateral Agent, at least 10 Business Days prior to the date of the proposed release, (i) a written request for release describing each license agreement or the right to receive royalties or payments under such license agreements to be released and the terms of the sale, transfer or other disposition in reasonable detail, including, without limitation, the price and any expenses incurred in connection with the transaction,
          (ii) a form of release for execution by the Collateral Agent and (iii) an Officers' Certificate stating (A) that the transaction is in compliance with the Indenture; (B) the Collateral Fair Market Value of the license agreements to be released or the rights to receive royalties or payments under the license agreements to be released; and (C) other matters as the Collateral Agent may reasonably request; and

          (3) the Company complies with its obligation to pledge Additional Collateral in accordance with subsection 3(c) of this Security Agreement.

          (c) Each Grantor shall be obligated to pledge additional Collateral that has a Collateral Fair Market Value, which, together with the Collateral Fair Market Value of existing Collateral, shall exceed the aggregate principal amount of Senior Secured Notes outstanding by 100%, and are free and clear of all Liens other than Liens permitted by the paragraph (b) in the definition of "Permitted Liens" contained in the Indenture (the "Additional Collateral"):

          (1) within 20 Business Days after the last day of every other fiscal year, beginning January 31, 2004, where the Collateral Fair Market Value on such date does not exceed the aggregate principal amount of Senior Secured Notes outstanding on such date by 100%;

          (2) within 20 Business Days after the closing date of the sale, transfer or other disposition of any license agreement or rights to receive royalties or payments under such license agreements by a Grantor to a Foreign Subsidiary if the amount that is equal to (A) the Collateral Fair Market Value (as certified on a date within six months prior to such closing date) minus (B) the Collateral Fair Market Value of the license agreements or rights to receive royalties or payments under all the license agreements released by the Collateral Agent from the security interests granted under this Agreement on such closing date does not exceed the aggregate principal amount of Senior Secured Notes outstanding on such closing date by 100%;

          (3) within 20 Business Days after the closing date of a Collateral Sale Proceeds Offer (as defined in the Indenture) whereby (i) less than 100% in aggregate principal amount of the Senior Secured Notes have been purchased and (ii) the amount that is equal to (A) the Collateral Fair Market Value on a date within six months of such closing date minus (B) the Collateral Sale Proceeds (as defined in the Indenture) used in the Collateral Sale Proceeds Offer does not exceed the aggregate principal amount of the Senior Secured Notes outstanding on such date by 100%; and

          (4) within 20 Business Days after the closing date of an Additional Notes offering if the Collateral Fair Market Value on a date within six months of such closing date does not exceed the aggregate principal amount of the Senior Secured Notes outstanding on such closing date by 100%.

          (d) In addition to this obligation to secure the Senior Secured Notes with Additional Collateral, at its option, any Grantor may, from time to time, pledge Additional Collateral to the Collateral Agent.

          Section 4. Collateral Proceeds.

          Subject to the terms of the Indenture and the Inter-Creditor Agreement, if an Event of Default shall have occurred and be continuing:

          (a) Upon receipt of notice from the Collateral Agent, each Grantor will (i) immediately instruct each Person obligated at any time to make any payment relating to the Collateral to such Grantor for any reason (an "Obligor") to make such payment to an alternative deposit account to be designated by the Collateral Agent in the notice from the Collateral Agent (the "Other Deposit Account") and (ii) deposit in the Other Deposit Account, at the end of each Business Day, all proceeds of Collateral of such Grantor.

          (b) The Collateral Agent shall have the sole right to direct the disposition of funds with respect to the Other Deposit Account; and it shall be a term and condition of such Other Deposit Account that no amount will be paid or released to or for the account of, or withdrawn by or for the account of, the Company or any other Person from the Other Deposit Account.

          (c) The Collateral Agent may, at any time and without notice to, or consent from, any Grantor, (i) transfer, or direct the transfer of, funds from the Other Deposit Account to satisfy any Grantor's obligations under the Indenture.

          Section 5.  Grantors Remain Liable.

          Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor's Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Debt Instrument, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment.

          Section 6.  Representations and Warranties.

          (a) The Company represents and warrants that all payment and other obligations arising under the Revocable Credit Facility Agreement dated May 26,1995, between Supreme International Corporation (now, the Company) and Hamilton Bank N.A. have been paid and satisfied in full and Hamilton Bank N.A. has no further claim, whether contingent or otherwise, against the Company in respect of such obligations.

          (b) Each Grantor represents and warrants that, except as otherwise set forth in the Indenture:

          (1) Such Grantor's exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto. Such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office at the address specified therefor in Schedule I hereto, as such
          Schedule I may be amended from time to time. Such Grantor's federal tax identification number, if any, is set forth opposite such Grantor's name in Schedule I hereto.

          (2) Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, the Senior Credit Facility Indenture, the Lease, the HSBC L/C and the IDB L/C. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent or as otherwise permitted under the terms of the Indenture and the Inter-Creditor Agreement dated March 22, 2002 among the Company, Jantzen, the Collateral Agent and the agent for the lenders under the Senior Credit Facility, the agent for the funding parties under the Lease and the L/C issuers under the HSBC L/C and the IDB L/C (the "Inter-Creditor Agreement"). Such Grantor has only the trade names listed on Schedule II hereto.

          (3) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral of such Grantor created under this Agreement have been duly made or taken and are in full force and effect (or will be made promptly), including, without limitation, the filing of financing and continuation statements under the Uniform Commercial Code and the recordation of the Intellectual Property Security Agreements (defined in Section 10(g) herein) with the U.S. Patent and Trademark Office and any other necessary foreign authorities and, subject to the terms of the Indenture and the Inter-Creditor Agreement, this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral of such Grantor, securing the payment of the Secured Obligations.

          (4) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the assignment, pledge and security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor,
          (ii) the perfection or maintenance of the assignment, pledge and security interest created hereunder (including, subject to the terms of the Inter-Creditor Agreement, the first priority nature of such assignment, pledge or security interest) other than as referred to in paragraph (b)(3) above or (iii) for the exercise by the Collateral Agent of other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

          (5) As to itself and its Collateral, except as described in the Inter-Creditor Agreement:

          (i) The rights of such Grantor in or to the Collateral do not conflict with, misappropriate or infringe upon the rights of any third party, and except in the context of routine matters pending before the U.S. Patent and Trademark Office or in corresponding national and international trademark offices which would not have a material adverse effect on such Grantor's business, no claim has been asserted that the use of such Collateral does or may infringe upon the rights of any third party.

          (ii) Such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to the Collateral and is entitled to use all such Collateral without limitation, subject only to (a) recordation with the United States Patent and Trademark Office and corresponding national and international trademark offices, as applicable, of the assignments of registered Trademarks or Licenses to Jantzen or the Company from VF Canada, Inc., in connection with the Jantzen acquisition by the Company and (b) the terms of the Licenses and the Inter-Creditor Agreement.

          (iii) The Collateral set forth in Schedules II and III hereto includes all of the trademark registrations and applications and Licenses owned by such Grantor.

          (iv) The Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor's knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any item of Collateral that could be expected to lead to such item becoming invalid or unenforceable.

          (v) Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes (other than the recordation of any assignments of Trademarks or Licenses being transferred by VF Canada Inc., to Jantzen or the Company, which recordations the Company shall diligently pursue to completion) to maintain and protect in a commercially reasonable manner its interest in each and every item of Collateral in full force and effect throughout the world, and to protect and maintain in a commercially reasonable manner its interest therein including, without limitation, recordations of any of its interests in the Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international trademark offices. Such Grantor has used proper statutory notice in connection with its use of each Trademark included within the Collateral.

          (vi) Except in the context of routine matters pending before the U.S. Patent and Trademark Office or in corresponding national and international trademark offices which would not have a material adverse effect on such Grantor's business, no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or threatened against such Grantor (A) based upon or challenging or seeking to deny or restrict such Grantor's rights in or use of any of the Collateral, or (B) alleging that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe on or misappropriate any Trademark or any other proprietary right of any third party, or (c) alleging that the collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To the best of such Grantor's knowledge, no Person is engaging in any activity that infringes upon or misappropriates, dilutes, misuses or otherwise violates the Collateral or upon the rights of such Grantor therein. Except as set forth on Schedule II or III hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Collateral. The consummation of the transactions contemplated by the Debt Instruments will not result in the termination or impairment of any of the Collateral.

          (vii) Except as set forth on Schedule III hereto, with respect to each License: (A) such License is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such License; (B) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such License or otherwise give the licensor or licensee a right to terminate such License; (C) such Grantor has not received any notice of termination or cancellation under such License; (D) such Grantor has not received any notice of a breach or default under such License, which breach or default has not been cured; (E) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such License; and (F) neither such Grantor nor any other party to such License is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such License.

          (viii) None of the Collateral is subject to any outstanding order, decree, injunction, judgment or ruling restricting the use thereof or that would impair the validity or enforceability thereof.

          Section 7. Further Assurances.

          (a) Each Grantor agrees that from time to time, at the sole expense of such Grantor, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor shall promptly, with respect to Collateral of such Grantor (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices; as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder and (ii) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Grantor under this Agreement has been taken.

          (b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing and continuation statements, and amendments thereto, in each case without the signature of such Grantor, and to record the Intellectual Property Security Agreements, and amendments thereto, relating to all or any part of the Collateral of such Grantor without the signature of such Grantor where permitted by law. A photocopy or other reproduction of this Agreement, the Intellectual Property Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

          (c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

          Section 8.  Post-Closing Changes; Collections on Licenses.

          (a) No Grantor will change its name, type of organization, jurisdiction of organization, organization identification number or location from those set forth in Schedule I of this Agreement without first giving at least 30 day's prior written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. No Grantor shall become bound by a security agreement authenticated by another Person (determined as provided in Section 9-203(d) of the UCC) without giving the Collateral Agent 30 day's prior written notice thereof and taking all action required by the Collateral Agent to ensure that the perfection and first priority nature of the Collateral Agent's security interest in the Collateral is maintained.

          (b) Except as otherwise provided in this Section (b) and in the Inter-Creditor Agreement, each Grantor will continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Licenses. In connection with such collections, such Grantor may take (and, at the direction of the Collateral Agent acting in accordance with the terms of the Inter-Creditor Agreement upon the occurrence and during the continuance of an Event of Default, will take) such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the amounts due under the Licenses; provided, however, that the Collateral Agent shall have the right subject to the terms of the Inter-Creditor Agreement, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors under any Licenses of the assignment of such Licenses to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any amounts due under the Licenses, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by such Grantor in respect of the Licenses of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent, (ii) such Grantor will not adjust, settle or compromise the amount or payment of any License, release wholly or partly any obligor thereof, or allow any credit or discount thereon and (iii) such Grantor will not permit or consent to the subordination of its right to payment under any of the Licenses to any other indebtedness or obligations of the obligor thereof.

          Section 9.     Place of Perfection; Records.

          Each Grantor will keep its chief executive office at the location therefor specified in Section 5(a) or, upon 30 days' prior written notice to the Collateral Agent, at such other location in a jurisdiction where all actions required by Section 6 shall have been taken with respect to the Collateral of such Grantor (and, upon the taking of such action in such jurisdiction, Schedule I hereto shall be automatically amended to include such other location). Each Grantor will hold and preserve its records relating to the Collateral and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents.

          Section 10.    Further Actions Regarding Collateral.

          (a) Each Grantor shall, within 20 Business Days after the last day of every other fiscal year beginning January 31, 2004, deliver to the Collateral Agent a certificate signed by its officer and containing the Collateral Fair Market Value of its Collateral.

          (b) With respect to each item of its Collateral, each Grantor agrees to take, at its sole expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office and in corresponding national and international trademark offices and any other governmental authority, to (i) maintain the validity and enforceability of each such item of Collateral and maintain each such item of Collateral in full force and effect, and (ii) pursue the registration and maintenance of each trademark registration or application, now or hereafter included in the Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by any governmental authority, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act and applicable law under relevant foreign jurisdictions, the filing of renewal applications or extensions, the payment of maintenance fees and the participation in opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Collateral, or abandon any right to file an application for trademark unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Collateral is no longer desirable in the conduct of such Grantor's business and that the loss thereof would not be reasonably likely to have a material adverse effect on its business, in which case, such Grantor will give prompt notice of any such abandonment to the Collateral Agent.

          (c) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor learns (i) that any item of the Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor's ownership of any of the Collateral, or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding before the Trademark Trial and Appeals Board of the United States Patent and Trademark Office, corresponding national and international trademark tribunals or any court) regarding any item of the Collateral.

          (d) In the event that any Grantor becomes aware that any item of the Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its sole expense, as such Grantor or the Collateral Agent, acting in accordance with the terms of the Inter-Creditor Agreement, deems reasonable and appropriate under the circumstances to protect such Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

          (e) Each Grantor shall use proper statutory notice in connection with its use of each item of its Collateral. No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Collateral may lapse or become invalid or unenforceable or placed in the public domain.

          (f) Each Grantor shall take all steps that it or the Collateral Agent, acting in accordance with the terms of the Inter-Creditor Agreement, deems reasonable and appropriate under the circumstances to preserve and protect each item of its Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

          (g) With respect to its Collateral, each Grantor agrees to execute an agreement, in substantially the form set forth in Exhibit B hereto (an "Intellectual Property Security Agreement"), for recording the security interest granted hereunder to the Collateral Agent in such Collateral with the U.S. Patent and Trademark Office, corresponding national and international trademark offices and any other governmental authorities necessary to perfect the security interest hereunder in such Collateral.

          (h) Each Grantor agrees that, should it obtain an ownership interest in any item of the type set forth in Sections 1(a) to (d) that is not on the date hereof a part of the Collateral and it is obligated to pledge or chooses to pledge Additional Collateral in accordance with the provisions of Section 3 of this Agreement, (i) the provisions of Section 1 shall automatically apply thereto, (ii) any Additional Collateral and in the case of trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Collateral, subject to the terms and conditions of this Agreement with respect thereto,
     (iii) such Grantor shall give prompt written notice thereof to the Collateral Agent in accordance herewith and (iv) such Grantor shall execute and deliver to the Collateral Agent an IP Security Agreement Supplement covering such Additional Collateral as "Additional Collateral" thereunder and as defined therein, for recordation with the U.S. Patent and Trademark Office, corresponding national and international trademark offices and any other governmental authorities necessary to perfect the security interest hereunder in such Additional Collateral.

          Section 11.    Transfers and Other Liens.

          Each Grantor agrees that it will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Debt Instruments, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Permitted Liens, including, without limitation, security interests in favor of the agent for the lenders party to the Senior Credit Facility.

          Section 12.    Collateral Agent Appointed Attorney-in-Fact.

          Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time and in accordance with the Inter-Creditor Agreement upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent's discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          (a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for monies due and to become due under or in respect of any of the Collateral; and

          (b) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any of the rights of the Collateral Agent with respect to any of the Collateral.

          Section 13.    Collateral Agent May Perform.

          If any Grantor fails to perform any of its obligations under this Agreement contained herein, the Collateral Agent may, as the Collateral Agent deems necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so (and upon the occurrence and during the continuation of an Event of Default without notice), itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor.

          Section 14.    The Collateral Agent's Duties.

          (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

          (b)  Without limiting the foregoing, the parties agree that:

               (1) The Collateral Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read in this Agreement against the Collateral Agent.

               (2) The Collateral Agent shall not be required to exercise any remedies hereunder unless requested in writing to do so by the Secured Parties and in such event subject to the terms of this Agreement and only if furnished with indemnity satisfactory to the Collateral Agent by the Secured Parties. The Collateral Agent may consult with counsel, including in-house counsel, and shall not be liable for any action taken in good faith in reliance upon the advice of counsel.
          The Collateral Agent makes no representation concerning the value or validity of the Collateral or the validity or perfection of the pledge thereof.

               (3) The Collateral Agent (i) shall not be obligated hereunder to take or hold possession of any Collateral other than the Pledged Collateral, (ii) has no responsibility for the sufficiency, contents or filing of any financing statement or continuation statement, (iii) shall have no responsibility for the genuineness, marketability, or sufficiency of or title to any Collateral, (iv) shall have no responsibility to take or cause to be taken any action necessary to perfect the security interest contemplated hereby (other than to retain physical possession of the Collateral in accordance with the terms hereof); and (v) shall not be under any duty or obligation to determine, compel or enforce performance or compliance by the Grantor with this Agreement.

               (4) No grant of power or authority to the Collateral Agent, and no covenant, representation or warranty by the Grantor to the Collateral Agent under this Agreement shall be construed to impose or imply any duty or obligation on the part of the Collateral Agent to exercise or enforce any such power, authority, covenant, representation or warranty.

               (5) The Collateral Agent (i) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification; (ii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and
          (iii) shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Collateral Agent's own gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Collateral Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Collateral Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

          Section 15.    Remedies.

          Subject to the terms of the Indenture and the Inter-Creditor Agreement, if an Event of Default shall have occurred and be continuing:

          (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the N.Y. Uniform Commercial Code (whether or not the N.Y. Uniform Commercial Code applies to the affected Collateral) and also may
     (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties, (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable, (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Licenses or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Licenses and (B) exercise all other rights and remedies with respect to the Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to each Grantor of the time and place of any public sale or of the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent against the Secured Obligations.

          (c) The Collateral Agent may exercise any and all rights and remedies of each Grantor in respect of the Collateral.

          (d) All payments received by each Grantor in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of each Grantor and shall be forthwith paid over to the Collateral Agent.

          Section 16.    Indemnity and Expenses.

          (a) Each Grantor agrees to indemnify defend and save and hold harmless the Collateral Agent and each Secured Party and each of their Affiliates, and their respective officers, directors, employees, agents and advisors (each an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          (b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of or the sale of, collection from or other realization upon, any of the

     Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or
     (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

          Section 17.    Amendments; Waivers; Additional Grantors.

          (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

          (b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a "Security Agreement Supplement"), (i) such Person shall be referred to as an "Additional Grantor" and shall be and become a Grantor hereunder and each reference in this Agreement to "Grantor" shall also mean and be a reference to such Additional Grantor, and (ii) the supplemental schedules I, II, and III attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I, II and III respectively, hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

          Section 18.    Notices.

          All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered to a Grantor, addressed to it at its address set forth opposite such Grantor's name on the signature page to the Security Agreement or in the case of each Additional Grantor, addressed to it at its address set forth opposite such Additional Grantor's name on the Signature Page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed or telecopied, be effective five Business Days after deposited in the mails or on the Business Day when telecopied, if the transmission of the telecopy is confirmed before 5:00 P.M. local time on such day, or, if confirmed after that time, then on the next Business Day after being telecopied, respectively, addressed as aforesaid; provided, however, that any notices and other
                        --------  -------
communications to the Collateral Agent shall not be effective until received by the Collateral Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

          Section 19.    Continuing Security Interest.

          This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the release of all Collateral as provided in Section 3 (b) be binding upon each Grantor, its successors and assigns and (c) enure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the Secured Parties and their respective successors, transferees and assigns.

          Section 20.    Execution in Counterparts.

          This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

          Section 21.    Governing Law.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, each Grantor and the Collateral Agent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices:                            PERRY ELLIS INTERNATIONAL, INC.
-------------------

3000 N.W. 107/th/ Avenue
Miami, FL 33172                                 By:_____________________________
Telecopier No.: (305) 406-0505                     Name:
Attention:      George Feldenkreis                 Title:




3000 N.W. 107/th/ Avenue                        JANTZEN APPAREL CORP.
Miami, FL 33172
Telecopier No.: (305) 406-0505
Attention:      George Feldenkreis              By:_____________________________
                                                   Name:
                                                   Title:

Address for Notices:                            STATE STREET BANK AND TRUST
-------------------                             COMPANY, as Collateral Agent

61 Broadway
15/th/ Floor
New York, NY 10006
Telecopier No.: (212) 612-3202                  By:_____________________________
Attention:      Angelita Pena                       Name:
                                                    Title: